Exhibit 8.1

March 22, 2017
Rayonier, Inc.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

Re:	Rayonier, Inc.'s Qualification as a Real Estate Investment Trust
Ladies and Gentlemen:
We have acted as special tax counsel to Rayonier, Inc. a Maryland corporation (the “Company”), in connection with the offer and sale of up to 5,750,000 of the Company’s common shares, no par value, pursuant to a preliminary prospectus supplement dated March 16, 2017, and a final prospectus supplement dated March 17, 2017 (together, the “Prospectus Supplement”) forming part of the registration statement on Form S-3 (File No. 333-203733) filed with the Securities and Exchange Commission on April 29, 2015 by the Company, Rayonier Operating Company LLC, and Rayonier TRS Holdings Inc. (“TRS Holdings”), as amended through the date hereof (the “Registration Statement”) You have requested our opinion regarding certain U.S. federal income tax matters.
In giving this opinion letter, we have examined the following:

1.	the Registration Statement, the prospectus (the “Prospectus”) filed as part of the Registration Statement, and the Prospectus Supplement;

2.
the certificate, dated the date hereof and executed by duly appointed officers of the Company, Rayonier Timber Company No. 1 Inc. (“RTC-1”), Timberlands Holding Company Washington, Inc. (“THC-W”) and Timberlands Holding Company Atlantic, Inc. (THC-A”) (the “Officer’s Certificate”);

3.	the Company’s Amended and Restated Articles of Incorporation, filed with the Secretary of State of North Carolina on May 17, 2012;

4.
RTC-1’s Second Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on March 11, 2013, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on May 29, 2013;

5.
THC-W’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2014, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

6.
THC-A’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2013, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

7.	The Company’s, THC-A’s and THC-W’s taxable REIT subsidiary (“TRS”) elections for TRS Holdings and Rayonier TRS Operating Company;

8.	The Company’s TRS elections for Matariki North Island Forests Limited and Matariki Forests Trading Limited; and

9.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during its taxable years ending December 31, 2017, and future taxable years, the Company and RTC-1 will operate in a manner that will make the factual representations contained in the Officer’s Certificate true for such year;

3.
the Company will not make any amendments to its organizational documents or the organizational documents of TRS Holdings, TRS Operating Company, Matariki North Island Forests Limited or Matariki Forests Trading Limited after the date of this opinion that would affect its qualification as a REIT for any taxable year;

4.	RTC-1 will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

5.	no action will be taken by the Company or RTC-1 after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
Based on the documents and assumptions set forth above and the representations set forth in the Officer’s Certificate and the discussions in the Prospectus under the caption “Certain Federal Income Tax Consequences” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:
(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2004 through December 31, 2016, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2017 and thereafter;
(b) RTC-1 qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2013 through December 31, 2016, and RTC-1’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2017 and thereafter;
(c) THC-W qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2013 and June 4, 2014;

(d) THC-A qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2013 and June 4, 2014; and
(e) the descriptions of law and the legal conclusions contained in the Prospectus under the caption “Certain Federal Income Tax Consequences” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.
We will not review on a continuing basis the Company’s or RTC-1’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s or RTC-1’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.
The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Vinson & Elkins LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of person whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.